-FOR IMMEDIATE RELEASE -	Additional Information:
PO Box 218370	Larry Edwards
Houston, TX 77218	Jay Harwell
281/492-0550
281/492-0615 - fax

RELIABILITY INCORPORATED ANNOUNCES AN AGREEMENT TO ACQUIRE MEDALLION ELECTRIC, INC.

HOUSTON, TEXAS, April 2, 2007 - Reliability Incorporated (REAL.PK) today announced that it had signed an "Agreement of Merger and Plan of Reorganization" with Medallion Electric Acquisition Company of Coral Springs, Florida. Under the agreement, Reliability's wholly owned subsidiary, Reliability-Medallion, Inc. will merge with Medallion Electric Acquisition Corporation (MEAC). Simultaneously, MEAC will purchase 100% of the shares of Medallion Electric, Inc., a Florida electrical contractor with revenues of $7.9 million in 2006 and pretax income of $1.3 million. Contemporaneous with the transactions described above, REAL will engage Midtown Partners & Co., LLC of Tampa, Florida, to raise up to $3 million of equity over the next 75-105 days in private placements. Total consideration for the transaction will be $500,000 at closing, notes for $2,000,000 payable in 6 months, an earnout which calls for a minimum of $250,000 per year for the next three years and will increase as certain profitability benchmarks are achieved, and three million shares of unregistered restricted shares of Reliability Incorporated, which will be returned to the treasury if $2-3 million of new equity is not raised. Closing and funding of the Medallion Electric and MEAC transactions are contingent upon a number of conditions outlined in the Agreement.

Medallion Electric, Inc. was formed in 1980 by Ronald Masaracchio, the current owner, and a partner who has since retired. Mr. Masaracchio built the company by providing high quality electrical service to residential home builders and developers in the middle to high-end markets in the area of Broward and Palm Beach Counties in Florida. The Company has experienced dramatic growth over the past 24 months, driven by the expanding market in Florida, long-term relationships with existing customers, and Medallion's reputation for quality and service the Company has established over the years. Mr. Masaracciho will continue to run the operations of Medallion Electric.

Reliability's board of directors voted to expand the board from four members to six members, contingent upon the transaction being completed, and to elect Alex Katz, a Director of MEAC, and David C. Kurland, an attorney from Philadelphia, PA., to those two positions.

Mr. Edwards, President of Reliability Incorporated, commented, "We have investigated a number of potential candidates to find a target company that is established, profitable, growing, and offers the best opportunity to increase our shareholder's value now and in the future. Medallion Electric, Inc. is a quality company that I believe meets that criterion. The combination of Reliability, MEAC, and Medallion Electric contain the proper talents, assets, and capabilities to support an acquisition orientated growth strategy and give the Reliability shareholders an opportunity to participate in the growth and increased value. The post acquisition will be accreditive to equity per share for our existing shareholders, and if each group in the new organization makes or exceeds its plans for 2007, the equity per share for our shareholders should continue to increase."

Reliability Incorporated is based in Houston, Texas.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electrical contracting, home sales, housing developments, and repair services, the impact of competition, delays in schedules, adverse weather conditions, delays due to technical difficulties, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, changes in demand for the Company's products and services and the Company's customers' products and services and the ultimate acceptance by the market of our current and new products and services. Actual results may materially differ from projections.

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